Exhibit 99.1

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

John F. Hawkins, Senior Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES Q2 2019 EARNINGS

WASHINGTON TOWNSHIP, NJ, July 22, 2019 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter and year ended June 30, 2019.

Highlights for the second quarter and year to date June 30, 2019:

•

Net income available to common shareholders increased $1.5 million, or 25.5%, to $7.5 million, or $0.69 per basic common share and $0.68 per diluted common share for the second quarter of 2019, compared to net income available to common shareholders of $5.9 million, or $0.66 per basic common share and $0.56 per diluted common share for the same period in 2018.

•	Net interest income increased 23.2% to $14.3 million for the second quarter of 2019, compared to $11.6 million for the same quarter of 2018.

•

Net income available to common shareholders increased $3.1 million or 26.7%, to $14.5 million or $1.35 per basic common share and $1.33 per diluted common share for the year to date June 30, 2019, compared to net income available to common shareholders of $11.5 million, or $1.28 per basic common share and $1.09 per diluted common share for the year to date June 30, 2018.

•	Net interest income increased 22.6% to $27.7 million for the year to date June 30, 2019, compared to $22.6 million for the same period in 2018.

The following is a recap of the significant items that impacted the second quarter and the year to date June 30, 2019 period:

Interest income increased $4.9 million and $9.8 million for the second quarter and the year to date June 30, 2019 periods, respectively, compared to the same periods in 2018 primarily due to higher loan volumes and a higher yield on loans. Also contributing were the $703,000 and $1.2 million increases in interest income for the second quarter and the year to date June 30, 2019 from federal funds sold and deposits with banks. Interest expense increased $2.2 million and $4.7 million for the second quarter of 2019 and the year to date June 30, 2019, respectively, compared to the same periods in 2018, primarily due to higher deposit volumes and rates.

The provision for loan losses increased $250,000 for the second quarter of 2019 and increased $550,000 for the year to date June 30, 2019 compared to the same periods in 2018. The increase in the provisions was primarily due to increasing loan volumes.

For the second quarter of 2019, non-interest income increased $120,000 compared to the same period of 2018, The increase was primarily attributable to increased fee income from deposit accounts and a decreased net loss on the sale of Other Real Estate Owned (“OREO”), partially offset by a decrease in loan fees income. For the year to date June 30, 2019 period, non-interest income increased $172,000 primarily due to increased fee incomes from deposit accounts and a decreased net loss on sale of OREO, partially offset by a decrease in the gain on sale of SBA loans.

Non-interest expense increased $523,000 and $788,000 for the second quarter and the year to date June 30, 2019 compared to the same periods of 2018, primarily due to an increase in compensation, professional service, and occupancy costs reflecting the growth of the business.

Income tax expense increased $558,000 for the second quarter of 2019, and increased $1.0 million for the year to date June 30, 2019, compared to the same periods of last year. The increase in income tax expense primarily reflected the increase in pre-tax income for the quarter and year to date June 30, 2019. The effective tax rates for the quarter and year to date June 30, 2019 were 24.6% and 24.5%, respectively, compared to 23.9% and 24.0% for the same periods in 2018.

June 30, 2019 discussion of financial condition

•	Total assets increased to $1.55 billion at June 30, 2019, from $1.47 billion at December 31, 2018, an increase of $82.4 million or 5.6%.

•

Cash and cash equivalents totaled $167.8 million at June 30, 2019 as compared to $154.5 million at December 31, 2018. The $13.3 million increase was primarily due to cash inflow from operating activities.

•	The investment securities portfolio decreased to $30.6 million at June 30, 2019, from $32.4 million at December 31, 2018, a decrease of $1.8 million or 5.6% primarily due to the payoffs of securities.

•	Gross loans increased to $1.31 billion at June 30, 2019, from $1.24 billion at December 31, 2018, an increase of $68.4 million or 5.5%.

•

Nonperforming loans at June 30, 2019 increased to $8.4 million, representing 0.64% of total loans, a increase of $5.4 million, or 175.0%, from $3.1 million of nonperforming loans at December 31, 2018. OREO at June 30, 2019 was $4.2 million, a decrease of $888,000 compared to $5.1 million at December 31, 2018 primarily due to the sale and valuation adjustment of OREO assets. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.8% of total assets at June 30, 2019, as compared to 0.6% of total assets at December 31, 2018. Loans past due over 90 days and still accruing interest were $120,000 at June 30, 2019. There were no loans past due over 90 and still accruing interest at December 31, 2018. Loans past due 30 to 89 days were $318,500 at June 30, 2019, an increase of $21,500 from December 31, 2018.

•

The allowance for loan losses was $20.3 million at June 30, 2019, as compared to $19.1 million at December 31, 2018. The ratio of the allowance for loan losses to total loans was 1.55% at June 30, 2019, and 1.54% at December 31, 2018. The ratio of allowance for loan losses to non-performing loans was 240.7% at June 30, 2019, compared to 622.3%, at December 31, 2018.

•

Total deposits were $1.25 billion at June 30, 2019, up from $1.18 billion at December 31, 2018, an increase of $65.7 million or 5.6% compared to December 31, 2018. Deposits growth was primarily due to an increase in time deposits.

•	Total borrowings were $118.1 million at June 30, 2019, unchanged from December 31, 2018.

•	Total equity increased to $167.3 million at June 30, 2019, up from $155.0 million at December 31, 2018, an increase of $12.3 million or 7.9% primarily due to the retention of earnings.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“The Company continues to have strong financial growth in 2019. The stock market has reached record highs and the economy has remained strong, maintaining low unemployment and strong job growth, although there appears to be a slowing global economy. The conflicting data has caused the Fed to pause in raising interest rates and they have stated that they may even lower rates by 25 to 50 basis points by year end. Our Company’s assets continue to grow, reaching $1.55 billion at June 30, 2019, an increase of 5.6% from December 31, 2018. Our loans increased 5.5% from December 31, 2018 to $1.31 billion supporting our growth in assets and interest income. Most important, our net income year to date grew to $14.5 million as of June 30, 2019, a 26% increase from the same period in 2018. As always, competition remains fierce in the Philadelphia area. Our Company continues to be well positioned to take advantage of opportunities in the market.”

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company and support our profitability; our ability to prudently expand our operations in our market and in new markets; our ability to tightly control expenses;

and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Financial Supplement:

Table 1: Condensed Balance Sheet (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

	June 30,	December 31,
	2019	2018
	(Amounts in thousands, except share data)
Assets
Cash and cash equivalents	167,793	154,471
Investment securities	30,580	32,391
Loans held for sale	823	419
Loans, net of unearned income	1,309,139	1,241,157
Less: Allowance for loan and lease losses	(20,290)	(19,075)

Net loans and leases	1,288,849	1,222,082
Premises and equipment, net	6,832	6,783
Bank owned life insurance (BOLI)	26,106	25,809
Other assets	28,811	25,443

Total assets	1,549,794	1,467,398

Liabilities
Noninterest-bearing deposits	341,179	360,329
Interest-bearing deposits	908,408	823,544
Federal Home Loan Bank borrowings	104,650	104,650
Subordinated debentures	13,403	13,403
Other liabilities	14,898	10,476

Total liabilities	1,382,538	1,312,402

Total shareholders’ equity	165,561	153,557
Noncontrolling interest in consolidated subsidiaries	1,695	1,439

Total equity	167,256	154,996

Total liabilities and shareholders’ equity	1,549,794	1,467,398

Table 2: Consolidated Income Statement (Unaudited)

	For three months ended June 30,		For six months ended June 30,
	2019	2018	2019	2018
	(Amounts in thousands except share data)
Interest income:
Interest and fees on loans	$18,523	$14,243	$35,964	$27,256
Interest and dividends on investments	290	332	605	681
Interests on federal funds sold and deposits with banks	1,011	308	1,612	453

Total interest income	19,824	14,883	38,181	28,390

Interest expense:
Interest on deposits	4,520	2,620	8,483	4,573
Interest on borrowings	1,013	665	1,975	1,196

Total interest expense	5,533	3,285	10,458	5,769

Net interest income	14,291	11,598	27,723	22,621
Provision for loan losses	450	200	1,150	600

Net interest income after provision for loan losses	13,841	11,398	26,573	22,021

Noninterest income:
Gain on sale of SBA loans	—	36	40	214
Loan fees	285	409	476	560
Bank owned life insurance income	150	153	297	303
Service fees on deposit accounts	487	399	868	685
Loss on sale and valuation adjustments of OREO	(343)	(509)	(343)	(509)
Other	187	158	347	260

Total noninterest income	766	646	1,685	1,513

Noninterest expense:
Compensation and benefits	2,319	1,953	4,460	3,907
Professional services	521	418	912	792
Occupancy and equipment	473	419	944	840
Data processing	250	194	468	391
FDIC insurance and other assessments	34	92	61	169
OREO expense	117	165	192	334
Other operating expense	803	753	1,640	1,456

Total noninterest expense	4,517	3,994	8,677	7,889

Income before income tax expense	10,090	8,050	19,581	15,645
Income tax expense	2,481	1,923	4,797	3,758

Net income attributable to Company and noncontrolling interest	7,609	6,127	14,784	11,887
Less: Net income attributable to noncontrolling interest	(141)	(16)	(255)	(16)

Net income attributable to Company	7,468	6,111	14,529	11,871
Preferred stock dividend and discount accretion	8	168	9	407

Net income available to common shareholders	$7,460	$5,943	$14,520	$11,464

Earnings per common share:
Basic	$0.69	$0.66	$1.35	$1.28

Diluted	$0.68	$0.56	$1.33	$1.09

Weighted average shares outstanding:
Basic	10,761,253	9,044,159	10,753,120	8,933,820
Diluted	10,918,872	10,909,130	10,915,533	10,909,294

Table 3: Operating Ratios

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Return on average assets	1.94%	1.99%	1.95%	2.01%
Return on average common equity	18.32%	18.49%	18.29%	18.37%
Interest rate spread	3.09%	3.59%	3.16%	3.68%
Net interest margin	3.80%	3.91%	3.83%	3.97%
Efficiency ratio	30.00%	32.62%	29.51%	32.69%

Table 4: Asset Quality Data

	June 30,	December 31,
	2019	2018
	(Amounts in thousands except ratio data)
Allowance for loan losses	$20,290	$19,075
Allowance for loan losses to total loans	1.55%	1.54%
Allowance for loan losses to non-accrual loans	240.7%	622.3%
Non-accrual loans	$8,429	$3,065
OREO	$4,236	$5,124